Exhibit 10.1

SEPARATION AGREEMENT
RELEASE AND WAIVER OF CLAIMS

This Separation Agreement, Release and Waiver of Claims ("Agreement"), effective as of the date shown on the signature page hereto, by and between Bert C. Tobin (hereafter "you" or "your") and MapInfo Corporation, a Delaware corporation with principal offices at One Global View, Troy, New York 12180-8399 (hereafter "MapInfo"), is made to evidence the following:

This Agreement will evidence your acceptance of the following terms and conditions in final settlement of all matters of any kind, and set forth the obligations of both MapInfo and you. You and MapInfo are sometimes collectively referred to herein as the "Parties".

1. CESSATION OF EMPLOYMENT - Your employment with MapInfo will end effective April 21, 2006.

April 21, 2006 is your last day of employment for purposes of determining the period in which you may exercise your vested stock options in accordance with stock option agreements entered into when your options were awarded. If you are in possession of material, non-public information concerning MapInfo, as of this date you will still be subject to the SEC and other applicable insider trading rules and thus should not trade any shares, including those in connection with a cashless exercise.

2. FINAL COMPENSATION AND BENEFITS - Subject to your agreement to, and ongoing compliance with, the express terms and conditions of this Agreement, MapInfo will pay (or provide) to you:

2.1  A lump sum amount equivalent to six months of your regular monthly base salary, which we record and agree to pay is One hundred four thousand and five hundred dollars $104,500.00. This payment will be subject to withholding and will be paid in the payroll due on May 1, 2006.

2.2  You will also receive payment through Q2 of fiscal 2006, based on the MapInfo's performance as it relates to your incentive compensation plan. You will be paid for all cumulatively calculated Q1 & Q2 2006 incentive awards due through fiscal 2006 Q2 only, with no further consideration for Q3 & Q4 of fiscal 2006. Your calculated incentive award will not be subject to the 60% payment stipulation, if such award is in excess of targeted performance under the plan. The amount calculated will be subject to withholding, and will be paid at the same time as MapInfo pays fiscal 2006 Q2 incentive awards to other executives in accordance with the schedule of payment determined for this period.

2.3  The monthly premiums of your medical and/or dental benefits under the current group plan for a period of twelve (12) months after your last day of employment provided you do not revoke this Agreement.

2.4  After the expiration of the period stated in paragraph 2.3 above, your healthcare insurance coverage will be continued, provided you had or would have completed a minimum of ten (10) years of service with MapInfo during the term of this Agreement and you elect to do so within sixty (60) continuous days of the date your employment terminates. Your cost for coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 110% of the cost charged to active employees for similar coverage; provided however, in no event will your cost for such coverage be greater than 50% of the total employer/employee cost for such coverage. In the event that your participation in any such plan, program, or arrangement of MapInfo or successor company is prohibited, MapInfo or successor company will arrange to provide you with benefits substantially similar to those which you would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

2.5  You agree that but for this Agreement, you would not have had any claim or entitlement to the above payments and benefits.

3. RETURN OF WORK PAPERS; CONFIDENTIALITY AND NON-COMPETITION; NON-DISPARAGEMENT

3.1  During the course of your employment, it is agreed that you learned or became aware of trade secrets and other confidential information concerning MapInfo's business. For purposes of this Agreement, "Confidential Information" shall include: trade secrets, including but not limited to information about sales, financial reports, customers and customer lists, prices, accounting and reporting matters, sales and marketing plans, promotions and ideas; and opinions and background information about directors, executives, and other MapInfo personnel.

3.2  Non-Disparagement: You covenant and agree not to make or publish in any format written or oral statements/remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) in any forum, including Internet chat rooms, on the radio, in a meeting, which are disparaging, deleterious or damaging to the integrity, reputation or good will of MapInfo, including of its management, of any individual executive, director, manager or associate thereof.

3.3  In consideration of the compensation you will receive pursuant to Section 2 of this Agreement (hereafter the "Compensation") you will execute the most current MapInfo Corporation Employee Intellectual Property, Confidential Information And Non-Competition Agreement ("Confidential Information and Non-Competition Agreement") a copy of which is attached hereto. The attached Confidential Information and Non-Competition Agreement supercedes any prior similar agreement you may have executed, and you shall keep confidential the Confidential Information, and not disclose any Confidential Information to anyone or use any of it at any time.

3.4  In further consideration of the Compensation, you shall not, for a period of one year, directly or indirectly, solicit for employment with either yourself or any other business or third party, any MapInfo employee employed by MapInfo as of April 21, 2006.

3.5  You represent and warrant that you will, immediately upon termination of employment, deliver to MapInfo all documents, equipment, keys, identification badge, financial reports, financial analyses, programs, processes, items and data of any nature pertaining to your work with the MapInfo, and any other materials or documents that may constitute MapInfo's property including its Confidential Information. You further agree to forward to MapInfo thereafter any additional MapInfo property and/or Confidential Information that is identified by you and in your control and possession.

4. RELEASE AND FULL SATISFACTION OF CLAIMS

4.1  You knowingly and voluntarily release and forever discharge MapInfo, and any and all of its subsidiaries, as well as its directors, officers, agents, employees and their successors and assigns (collectively "MapInfo"), of and from any and all claims, known and unknown, which you (including, but not limited to any legal representative or other with legal right to pursue your claims) have or may have against MapInfo as of the date of execution of this Agreement, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967; the Family and Medical Leave Act of 1993; the New York State Human Rights Law, and any other local, county or municipal human rights or employment discrimination law, tort (whether intentional, negligent, or otherwise), or any claim for damages, costs, fees, or other expenses, including attorneys' fees, incurred in these matters. This release does not cover any claims relating to the enforcement by you of the conditions and terms contained in this Agreement. Nothing in this paragraph is intended to deprive you from filing an unemployment claim.

4.2  You agree to accept this Agreement in full and complete satisfaction of all compensation (incentive, severance, vacation, sick pay, etc.), and all claims and other causes of action of any kind whatsoever against MapInfo (as defined in 4.1) arising up to and including the termination of your employment, except those relating to or based upon MapInfo's performance under this Agreement. Further, you agree that you shall indemnify, defend and hold MapInfo harmless from and against any and all claims, damages and expenses (including attorneys' fees) for any breach by you or anyone acting at your direction, of this Section 4 or any other of your obligations under this Agreement.

YOU UNDERSTAND THAT THIS IS A TOTAL AND COMPLETE WAIVER AND RELEASE OF ALL CLAIMS (NOT RELATED TO MAPINFO'S BREACH OF THIS AGREEMENT) THAT YOU HAVE OR MAY HAVE AGAINST MAPINFO.

4.3  MapInfo hereby agrees to waive, and not to sue or otherwise pursue in any court or other forum, any and all alleged causes of action, claims or rights, administrative action or proceeding of any kind against you, including any claims arising out of your employment or the termination of your employment, except those based upon or relating to the enforcement of your performance of the terms and conditions contained in this Agreement and the Confidential and Non-Competition Agreement and except any claims of theft of company property, fraud, embezzlement or any act of dishonesty in reporting any matter to MapInfo which MapInfo discovers after execution of this Agreement. However, this shall not apply to any matter of which MapInfo has no present knowledge.

4.4  MapInfo may withhold or suspend payments due hereunder if MapInfo in good faith believes that you are in breach of the terms, covenants or conditions contained in this Agreement and have notified you in writing of such good faith suspicion. Any dispute that arises while any payment is still due and outstanding to you as to whether you indeed breached the agreement or committed any of the conduct described in the exclusion provisions of paragraph 4.3 above will be submitted to arbitration as described in paragraph 4.5 below. The suspension of payment will become effective upon MapInfo's mailing or sending you via facsimile or e-mail the notice of good faith suspicion and will remain suspended until the arbitrator has made his determination. You understand and agree that the withholding or suspension of payments under such circumstances will not in any manner affect your obligations under this Agreement.

4.5  The Parties agree to select an arbitrator pursuant to the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes. The Parties will share the fees of the arbitrator and any fees charged by the AAA. The arbitration shall be held in Troy, New York. The arbitrator shall have the power to fully and finally decide disputes regarding the alleged breach of this Agreement and whether you committed any of the conduct stated in the exclusion provisions of paragraph 4.3, and make an award the arbitrator deems just and equitable in the circumstances. If the arbitrator finds that MapInfo in bad faith alleged a breach of the Agreement or in bad faith alleged that you committed the conduct stated in the exclusion provisions of paragraph 4.3 with the aim of merely suspending or delaying a payment due to you, the arbitrator may award you interest on the unpaid settlement amount and reasonable attorneys fees. The arbitrator shall not award reasonable attorneys fees to any party in any other circumstances. If the arbitrator determines that you had breached the Agreement or committed the alleged conduct stated in the exclusion provisions of paragraph 4.3, the arbitrator will determine that you forfeit any and all payments due and outstanding under this Agreement and order such additional damages as MapInfo may prove. The arbitrator's award will be binding on the Parties.

5. OTHER PROVISIONS

5.1  Unless you direct otherwise, in response to any reference inquiries MapInfo will only release dates of employment and positions held, and such references are to be directed to MapInfo's President and Chief Executive Officer (Mark Cattini) or MapInfo's Chairman of the Board (John Cavalier). If you do request in writing that we provide a written reference or recommendation beyond the information mentioned above, be advised that it is MapInfo's policy that this would need to be approved by the MapInfo's President and Chief Executive Officer prior to being released to anyone.

5.2  Due to circumstances unique to your separation of employment and your relationship with management, you agree not to seek employment with MapInfo at any time in the future unless MapInfo and you mutually agree that it would be mutually beneficial.

5.3  This Agreement shall be binding upon and inure to the benefit of MapInfo (including its directors, officers and employees) and you as applicable, its and your heirs, executors, assigns and administrators.

5.4  This Agreement shall be governed by and construed in accordance with the laws of the State of New York. It is hereby agreed that except for disputes referred to arbitration as stated in Section 4 above, the Supreme Court Rensselaer or Albany Country, or Federal District Court Northern District of New York, shall be the proper and sole jurisdictions for resolution of any disagreements regarding any of the terms and conditions contained herein.

5.5  The waiver of either party of a breach of any provisions of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

5.6  This document contains the entire agreement by MapInfo and you regarding your termination of employment, and constitutes the sole and complete understanding and obligations of MapInfo to you. This Agreement further replaces any and all previously executed employment agreements between you and MapInfo, such agreements will become null and void on the effective date of this Agreement.

5.7  Any notices to be provided to you under this Agreement shall be sent to your residential address on file with MapInfo. You agree to notify MapInfo in writing in the event your residential address changes.

6. YOUR RIGHTS

6.1  Time to Consider. YOU HAVE 21 DAYS FROM YOUR RECEIPT OF THIS AGREEMENT TO CONSIDER THIS OFFER. THE PARTIES AGREE THAT ANY CHANGES TO THIS OFFERED AGREEMENT WILL NOT RESTART THE 21-DAY PERIOD.

6.2  Right to Revoke. AFTER SIGNING THIS AGREEMENT, YOU MAY REVOKE IT WITHIN 10 DAYS OF THE DATE YOU EXECUTED, SUCH REVOCATION TO BE IN WRITING VIA CERTIFIED MAIL ADDRESSED TO BERT C. TOBIN AT THE ABOVE ADDRESS.

6.3  Advice of Counsel. MAPINFO HAS ADVISED YOU OF YOUR RIGHT TO OBTAIN THE ADVICE OF LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT, AND YOU REPRESENT TO MAPINFO THAT YOU HAVE EITHER OBTAINED SUCH ADVICE OR WILLINGLY DECIDED AGAINST ENGAGING COUNSEL.

IN WITNESS OF the foregoing, the undersigned have executed this Agreement in duplicate originals effective as of the date first set forth above.

THIS IS AN AGREEMENT FOR RELEASE AND WAIVER OF CLAIMS.

     MAPINFO CORPORATION

By: /s/ Mark Cattini Mark Cattini President and Chief Executive Officer Dated: 3/10/06	/s/ Bert C. Tobin Bert C. Tobin Dated: 3/10/06

WITNESSED BY: /s/ Jason W. Joseph	WITNESSED BY: /s/ Sally A. Rice
DATED: 3/10/06 NAME PRINTED: Jason W. Joseph	DATED: 3/10/06
PRINTED NAME: Sally A. Rice